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Exhibit 99(d)

Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

        August 6, 2004

JPMorgan Chase Bank, as Depositary
4 New York Plaza
New York, New York 10004

American Depositary Shares
evidenced by American Depositary Receipts
for deposited common shares of
 Companhia Vale Do Rio Doce

Dear Sirs:

        Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one share of common stock of Companhia Vale Do Rio Doce (the "Company"), a corporation incorporated under the laws of the Federative Republic of Brazil. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the form of ADR appearing, or incorporated by reference, in Exhibit (a)(3) to the Registration Statement.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ ZIEGLER, ZIEGLER & ASSOCIATES LLP

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Ziegler, Ziegler & Associates LLP Counselors at Law 570 Lexington Avenue, 44th Floor New York, New York 10022 (212) 319-7600 Telecopier (212) 319-7605